Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

FOR IMMEDIATE RELEASE	Contact:
July 18, 2007, 5:55 p.m. EDT	Meghan O’Leary Investor Relations (408) 654-6364

Nasdaq: SIVB

SVB FINANCIAL GROUP ANNOUNCES IT WILL CEASE OPERATIONS AT SVB ALLIANT

AND WRITES OFF REMAINING GOODWILL OF INVESTMENT BANKING ARM

Company Previews Positive Preliminary Financial Results

SANTA CLARA, Calif. —July 18, 2007 — SVB Financial Group announced today that its investment banking arm, SVB Alliant, will cease operations. SVB will bring SVB Alliant’s activities to an orderly close following notification of and coordination with its clients and subject to compliance with regulatory and legal requirements. The decision affects SVB Alliant and SVB Alliant U.K.

In addition, the Company announced that it has conducted a final goodwill assessment of SVB Alliant and will take a non-cash, pre-tax impairment charge of $17.2 million for the second quarter of 2007. The impairment amount represents the remaining goodwill value of that subsidiary.

The developments at SVB Alliant occur against the backdrop of continued strong performance by the Company’s other business units. Although the Company has not yet completed its review of results for the second quarter of 2007, it expects to report diluted earnings per share of $0.55 to $0.61, inclusive of the after-tax impact of the goodwill impairment charge. This number was driven primarily by strong core earnings, solid noninterest income, and the Company’s continued efficiency efforts. SVB Financial Group estimates the after-tax impact of the goodwill impairment charge on diluted EPS will be approximately $0.27 per share. The Company’s previous guidance for diluted EPS, which it provided on April 26, 2007, was $0.70 to $0.76, and did not include a forecast for impairment.

“The decision to discontinue operations at SVB Alliant was not an easy one, but it is clearly in the best interests of our shareholders,” said Kenneth Wilcox, president and CEO of SVB Financial Group. “While we had hoped to preserve the synergies we saw in SVB Alliant through a more independent ownership arrangement, as we indicated in our last Form 10-Q, we were not able to agree on the terms of that arrangement.”

The Company conducted its annual goodwill analysis and assessment of SVB Alliant in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which requires goodwill to be assessed annually and when an event occurs that indicates the possibility of an impairment. The goodwill relates to the 2001 acquisition of SVB Alliant, then Alliant Partners, which specializes in advisory services related to mergers and acquisitions and private placements. More information about the Company’s process for evaluating goodwill impairment can be found in the Management Discussion and Analysis section of SVB Financial Group’s Form 10-K for the year ended December 31, 2006.

The Company will work with SVB Alliant’s managing director team to finalize client arrangements and will make an assessment of costs related to employment matters and other activities necessary to conclude the unit’s business operations. The Company expects costs associated with concluding SVB Alliant’s business operations to occur primarily in the third quarter of 2007.

SVB Financial Group plans to discuss its complete financial results for the second quarter of 2007 in a conference call to be held on July 26, 2007. The Company will provide more details about the call in a separate release later this week.

About SVB Financial Group

For more than 20 years, SVB Financial Group, the parent company of SVB Silicon Valley Bank, has been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Offering diversified financial services through SVB Silicon Valley Bank, SVB Alliant, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions, asset management and a full range of services for private equity companies, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, Calif., SVB Financial Group operates through 27 offices in the U.S. and three internationally. More information on the company can be found at www.svb.com.

Disclaimer:

SVB Silicon Valley Bank refers to Silicon Valley Bank, the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

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